Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                              Contact: Paul Knopick

                                                                                                                                              888-795-6336

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ITRONICS 2008 REVENUES INCREASE 29 PERCENT TO $3 MILLION; FOURTH QUARTER REVENUES UP 46 PERCENT

-- Green Company Continues Strong Progress --

RENO, Nevada, January 6, 2009 -- Itronics Inc. (OTCBB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that its total revenues for 2008 increased by 29 percent to $3.02 million from $2.34 million in 2007. Fourth quarter revenues increased by 46 percent to $605,000 from $413,000 in 2007. Full year audited financial results are due to be filed in the Company’s Form 10K-SB on or before March 31, 2009.

Unaudited revenues for the fourth quarter, and full year ended December 31, 2008, together with comparative audited figures for 2007, are presented below:

ITRONICS INC.
	For the Quarter		For the 12 Months
	Ended December 31		Ended December 31
	2008	2007	2008	2007
REVENUE
Fertilizer	$ 221,729	$ 251,919	$ 2,142,461	$ 1,663,361
Silver	$ 178,737	$ 108,524	$ 447,680	$ 316,815
Photo Services	$ 201,831	$ 40,722	$ 314,060	$ 334,965
Mining Technical Services	$ 2,500	$ 12,198	$ 111,500	$ 27,155

Total Revenues	$ 604,797	$ 413,363	$ 3,015,701	$ 2,342,296

Full year GOLD’n GRO liquid fertilizer revenue growth was 29 percent despite severe water shortages for agricultural use in the California’s central valley in the fourth quarter. "Even though the overall U.S. economy is struggling, we are expecting strong fertilizer revenue growth to continue in 2009 because of both increased regional and national interest in our products and because of a significant order backlog. GOLD’n GRO Guardian Deer Repellent, Itronics’ newest product, which is being introduced in a sector where there has not been a good answer for the damage deer do to landscaping, is expected to add significantly to the 2009 revenue increase," said Dr. John Whitney, President.

Silver revenues for the quarter increased 65 percent and for the year increased by 41 percent on a 40 percent increase in ounces sold. Silver and other heavy metals are stripped from liquid photowaste as part of Itronics environmentally beneficial manufacture of award-winning, green fertilizers. Increased silver ounce output is expected to produce a major increase in silver sales in 2009.

Photo Services revenue for the quarter increased by 396 percent due to the sale of a Photochemical

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1-6-09 Itronics Inc Press Release, "2008 Revenues Increase 29 Percent…"

Silver Concentrator. A large increase in receipts of photoliquids for processing and conversion to fertilizer is underway. Gallons of used photoliquids received in the fourth quarter were up 19 percent compared to the 2007 fourth quarter. The increasing volume of used photoliquids is expected to be more than adequate to support continued strong growth of GOLD’n GRO liquid fertilizer sales.

Mining Technical Services sales increased significantly for the full year. This division continues to advance its web based InsideMetals.com Gold Producer Stocks information portal: www.insidemetals.com. The recent strengthening of gold and silver prices is expected to generate continued growth for this division in 2009.

"Itronics is successfully implementing its long term plan to use internally developed environmentally green clean technology to produce excellent products and solid growth. This focused approach to the use of creative new clean technology has made the vertically integrated "Beneficial Use Photochemical, Silver, and Water Recycling" technology and the GOLD’n GRO brand of environmentally friendly fertilizers a success," Dr. Whitney said. "Exciting related technologies and products are being developed for commercialization. The planned Stage 1 silver refinery expansion will incorporate some of these and in so doing will expand and strengthen the Company’s core processing operations and improve its ability to grow profitably."

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts used photoliquids into pure silver and GOLD’n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

Itronics has received numerous domestic and international awards that recognize its ability to successfully create and implement new environmentally clean recycling and fertilizer technologies.

The Company’s environmentally friendly GOLD’n GRO liquid fertilizers, which are extensively used in agriculture, can be used for lawns and houseplants, and are available, along with liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's "e-store" catalog at http://www.itromet.com ..

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)